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Intersil Corporation

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spleasant@intersil.com

Intersil Announces Appointment of Richard Crowley as Chief Financial Officer

Milpitas, Calif. - Sept. 10, 2013 - Intersil Corporation (NASDAQ: ISIL), a  leading provider of innovative power management and precision analog solutions,  today announced the appointment of Richard Crowley as senior vice president and chief financial officer effective September 23. Mr. Crowley brings over 30 years of industry experience to the role and is the latest addition to the Intersil management team leading the transformation of the company.

“At this time of rapid change at Intersil, Rick is ideally suited to step into the CFO role and hit the ground running,” said Necip Sayiner, president and CEO of Intersil Corporation. “His background driving corporate performance improvement initiatives and his track record developing and adhering to key business metrics directly aligns with the strategic efforts we have underway to build a world-class power management company.”

“I’m excited about the opportunity in front of us at Intersil,” said Mr. Crowley. “I  look forward to working with Necip and the management team to deliver on the company’s vision of leveraging key intellectual property and unique expertise to build sustainable and profitable growth.”

Mr. Crowley has been a CFO at various complex, multinational semiconductor firms since 1998. With over thirty years of increasing financial management responsibility Mr. Crowley has developed a deep understanding of the unique aspects of managing a business in a fast-paced and innovation-oriented industry. Mr. Crowley was most recently the senior vice president and CFO for Integrated Device Technology (IDT) where he drove major restructuring efforts to improve operating results.  Prior to joining IDT in 2008, Mr. Crowley was the vice president of finance and chief financial officer at Micrel for nine years where he played a key role in improving profitability and capital structure. Prior to Micrel, he was the CFO at Vantis Corporation and held senior level finance positions at National Semiconductor Corporation including corporate controller. Mr. Crowley holds a Bachelor of Business Administration degree from the University of Notre Dame and a Master of Management degree in Accounting and Finance from Northwestern University.

About Intersil

Intersil Corporation is a leading provider of innovative power management and precision analog solutions. The company's products address some of the largest markets within the industrial and infrastructure, mobile computing and high-end consumer markets. For more information about Intersil visit our website at www.intersil.com.

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